Exhibit 99.2

               BROOKE CORPORATION DECLARES QUARTERLY CASH DIVIDEND

    OVERLAND PARK, Kan., April 29 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex: BXX) announced that its Board of Directors has declared a $.16 quarterly cash dividend on the company's common stock. Robert Orr, Chief Executive Officer of Brooke, noted that this dividend will be paid on May 27, 2005, to the shareholders of record as of the close of business on May 13, 2005, with an ex-dividend date of May 11, 2005. Based on the April 28, 2005, closing stock price of $15.85 per share, the estimated annual yield is over 4% when calculated using the current quarterly dividend rate.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of over 400 franchise locations as of March 31, 2005. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Brokerage Corporation is a subsidiary holding company that sells hard to place and niche insurance on a wholesale basis through locally owned insurance agencies, including Brooke franchises.

    Email Distribution .... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to Brooke Corporation's most recent annual and quarterly reports, which are available from Brooke Corporation without charge or at http://www.sec.gov , for a more complete description of Brooke's business.

SOURCE  Brooke Corporation
    -0-                             04/29/2005
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
_